Exhibit 12

BB&T Corporation

Earnings To Fixed Charges

	Years Ended December 31,
	2011	2010	2009	2008	2007
	(Dollars in millions)
Earnings:
Income before income taxes	$1,628	$969	$1,036	$2,079	$2,582
Plus:
Fixed charges	1,442	1,855	2,232	3,044	4,068
Less:
Dividends/accretion on preferred stock	—	—	124	21	—
Noncontrolling interest	43	38	24	10	12
Capitalized interest	—	—	—	2	4

Earnings, including interest on deposits	3,027	2,786	3,120	5,090	6,634

Less:
Interest on deposits	610	917	1,271	1,891	2,620

Earnings, excluding interest on deposits	$2,417	$1,869	$1,849	$3,199	$4,014

Fixed charges:
Interest expense	$1,378	$1,795	$2,040	$2,969	$4,014
Capitalized interest	—	—	—	2	4
Interest portion of rent expense	64	60	68	52	50
Dividends/accretion on preferred stock	—	—	124	21	—

Total fixed charges	1,442	1,855	2,232	3,044	4,068

Less:
Interest on deposits	610	917	1,271	1,891	2,620

Total fixed charges excluding interest on deposits	$832	$938	$961	$1,153	$1,448

Earnings to fixed charges:
Including interest on deposits	2.10x	1.50x	1.40x	1.67x	1.63x

Excluding interest on deposits	2.91x	1.99x	1.92x	2.77x	2.77x